Exhibit 5.1

2727 NORTH HARWOOD STREET • DALLAS, TEXAS 75201.1515
TELEPHONE: +1.214.220.3939 • FACSIMILE: +1.214.969.5100

September 15, 2023
Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080

Re:     $500,000,000 of 5.500% Notes due 2028 of Lennox International Inc.

Ladies and Gentlemen:

We have acted as counsel for Lennox International Inc., a Delaware corporation (“Lennox”), and the Guarantors (as defined below) in connection with the offering of $500,000,000 aggregate principal amount of 5.500% Notes due 2028 of Lennox (the “Notes”), pursuant to the Underwriting Agreement, dated as of September 7, 2023, by and among Lennox, the guarantors party thereto (the “Guarantors”) and BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named in Schedule 1 therein. The Notes will be issued pursuant to an indenture, dated as of May 3, 2010 (as amended, supplemented or otherwise modified to the date hereof, the “Base Indenture”), between Lennox and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as further supplemented by the Eleventh Supplemental Indenture, dated as of September 15, 2023 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among Lennox, the Guarantors and the Trustee. Lennox’s obligations under the Notes will be guaranteed (the “Subsidiary Guarantees”) by the Guarantors, which are listed on Annex A hereto.
In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.The Notes constitute valid and binding obligations of Lennox.
2.The Subsidiary Guarantee of each Guarantor constitutes a valid and binding obligation of that Guarantor.
For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.
The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or

September 15, 2023

affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of the officers and other representatives of Lennox, the Guarantors and others.
The opinions expressed herein are limited to (i) the laws of the State of New York, (ii) the laws of the State of Florida, (iii) the laws of the State of California, (iv) the Delaware General Corporation Law and (v) the Limited Liability Company Act of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement on Form S-3 (Reg. No. 333-268030) (the “Registration Statement”), filed by Lennox and the Guarantors to effect the registration of the Notes and the Subsidiary Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day

Annex A

Guarantors	Jurisdiction of Incorporation or Organization
Advanced Distributor Products LLC	Delaware
Allied Air Enterprises LLC	Delaware
Heatcraft Inc.	Delaware
Heatcraft Refrigeration Products LLC	Delaware
Heatcraft Technologies Inc.	Delaware
Lennox Global LLC	Delaware
Lennox Industries Inc.	Delaware
Lennox National Account Services Inc.	California
Lennox National Account Services LLC	Florida
Lennox Procurement Company Inc.	Delaware
Lennox Services LLC	Delaware
LGL Australia (US) Inc.	Delaware
LGL Europe Holding Co.	Delaware